Exhibit 99.1

 Pro Forma Condensed

Consolidated Statements of Operations

Year Ended December 31, 2006

(in thousands)

(unaudtited)

The unaudited pro forma condensed consolidated statements of operations have been prepared to reflect the sale of our Technology business to Carl Zeiss Micro Imaging, Inc. on March 8, 2007 as described earlier in Footnote 2 to our accompanying condensed consolidated financial statements. The unaudited pro forma Condensed Consolidated Statements of Operations have been prepared as if the sale occurred at the beginning of the periods presented below.

The unaudited pro forma condensed consolidated financial information is not necessarily indicative of results of operations that might have been achieved if the foregoing transaction had been consummated as of the indicated dates, nor is it indicative of Clarient’s financial position or results of operations for the years ended December 31, 2006, 2005 and 2004 or of Clarient's future results of operations.  The unaudited pro forma condensed consolidated financial information has been derived from, and should be read in conjunction with, Clarient’s historical financial statements, together with the related notes thereto, included in Clarient’s periodic reports filed with the Securities and Exchange Commission.

The unaudited pro forma adjustments are based upon currently available information and upon assumptions that Clarient believes are reasonable to reflect the sale of Clarient's technology business with respect to the applicable periods.  The pro forma condensed consolidated financial information does not reflect changes that may occur as a result of activities subsequent to the disposition of Clarient's technology business.

	2006
	As Reported	Pro Forma Adjustments (See note 1)	Pro Forma
Revenue:
Services group	$27,932	$—	$27,932
Technology group	5,672	5,672	—
Total revenue	33,604	5,672	27,932

Cost of revenue:
Services group	15,565	—	15,565
Technology group	2,151	2,151	—
Total cost of revenue	17,716	2,151	15,565
Gross profit	15,888	3,521	12,367

Operating expenses:
Selling, general and administrative	17,036	1,287	15,749
Diagnostics services administrative	8,950	—	8,950
Research and development	4,698	4,698	—
Total operating expenses	30,684	5,985	24,699
Loss from operations	(14,796)	(2,464)	(12,332)
Interest expense	772	186	586
Interest expense from related parties	397	—	397
Other income, net	63	—	63
Loss before income taxes	(15,902)	(2,650)	(13,252)
Income taxes	(24)	—	(24)
Net loss	$(15,926)	$(2,650)	$(13,276)

Basic and diluted net loss per common share	$(0.23)		$(0.20)

Weighted average number of common shares outstanding	67,872,436		67,872,436

Pro Forma Condensed

Consolidated Statements of Operations

Year Ended December 31, 2005

(in thousands)

(unaudtited)

	2005
	As Reported	Pro Forma Adjustments (See note 1)	Pro Forma
Revenue:
Services group	$11,439	$—	$11,439
Technology group	8,710	8,710	—
Total revenue	20,149	8,710	11,439

Cost of revenue:
Services group	8,789	—	8,789
Technology group	2,419	2,419	—
Total cost of revenue	11,208	2,419	8,789
Gross profit	8,941	6,291	2,650

Operating expenses:
Selling, general and administrative	13,414	1,449	11,965
Diagnostics services administrative	6,312	—	6,312
Research and development	3,805	3,805	—
Total operating expenses	23,531	5,254	18,277
Loss from operations	(14,590)	1,037	(15,627)
Interest expense	303	—	303
Interest expense from related parties	10	—	10
Other income, net	101	—	101
Loss before income taxes	(14,802)	1,037	(15,839)
Income taxes	—	—	—
Net loss	$(14,802)	$1,037	$(15,839)

Basic and diluted net loss per common share	$(0.27)		$(0.29)

Weighted average number of common shares outstanding	53,971,275		53,971,275

Pro Forma Condensed

Consolidated Statements of Operations

Year Ended December 31, 2004

(in thousands)

(unaudtited)

	2004
	As Reported	Pro Forma Adjustments (See note 1)	Pro Forma
Revenue:
Services group	$2,238	$—	$2,238
Technology group	7,531	7,531	—
Total revenue	9,769	7,531	2,238

Cost of revenue:
Services group	3,813	—	3,813
Technology group	3,627	3,627	—
Total cost of revenue	7,440	3,627	3,813
Gross profit	2,329	3,904	(1,575)

Operating expenses:
Selling, general and administrative	13,710	729	12,981
Diagnostics services administrative	3,499	—	3,499
Research and development	4,612	4,612	—
Total operating expenses	21,821	5,341	16,480
Loss from operations	(19,492)	(1,437)	(18,055)
Interest expense	255	—	255
Interest expense from related parties	15	—	15
Other income, net	164	—	164
Loss before income taxes	(19,598)	(1,437)	(18,161)
Income taxes	(2)	—	(2)
Net loss	$(19,600)	$(1,437)	$(18,163)

Basic and diluted net loss per common share	$(0.38)		$(0.35)

Weighted average number of common shares outstanding	51,590,448		51,590,448

Note 1:

The following adjustments give pro forma effect to the transaction:

(1) Reflects the elimination of the Technology business results of operations.